Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-117183 and No. 333-36635 on Form S-3 and Registration Statements No. 33-38702, No. 33-46824, No. 33-57235, No. 33-54081, No. 33-54085, No. 33-54087, No. 333-18267, No. 333-22977, No. 333-89853, No. 333-66777, No. 333-108687, No. 333-132437 and No. 333-45624 on Form S-8 of our reports dated December 15, 2006, relating to the financial statements and financial statement schedule of Quanex Corporation and to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Quanex Corporation for the year ended October 31, 2006.

/s/ Deloitte & Touche LLP

Houston, TX
December 15, 2006